Filed Pursuant to Rule 433

Registration No. 333-195485

Republic Services, Inc.

Pricing Term Sheet

June 20, 2016

2.900% Notes due 2026

Issuer:	Republic Services, Inc.

Ratings*:	Baa3 (stable) /BBB+ (stable) /BBB (stable)

Principal Amount:	$500,000,000

Trade Date:	June 20, 2016

Settlement Date:	July 5, 2016 (T+10)

Maturity Date:	July 1, 2026

Interest Payment Dates:	July 1 and January 1, beginning January 1, 2017

Benchmark Treasury:	UST 1.625% due May 15, 2026

Benchmark Treasury Price and Yield:	99-17+ and 1.675%

Spread to Benchmark Treasury:	T + 125 basis points

Yield to Maturity:	2.925%

Coupon (Interest Rate):	2.900%

Price to Public:	99.785%

Underwriting Discount:	0.650%

Make-Whole Call:	Prior to three months before the maturity date, T + 20 basis points

Par Call:	On or after April 1, 2026 (three months before the maturity date)

CUSIP/ISIN:	760759 AR1/US760759AR19

Joint Book-Running Managers:	Barclays Capital Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
BNP Paribas Securities Corp.
Mizuho Securities USA Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC
Deutsche Bank Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
SunTrust Robinson Humphrey, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, J.P. Morgan Securities LLC collect at (212) 834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322.

This pricing term sheet supplements the preliminary prospectus supplement issued by Republic Services, Inc. on June 20, 2016 relating to its Prospectus dated April 25, 2014.